Dear Shareholder,

Our Company posted first quarter net earnings of $834,000, which represented a decrease of $390,000 from the comparable period of 2005. While disappointing, a decline was not unexpected given the one time reduction in our allowance for loan losses last year.

During the first three months of 2006, our Company continued to experience downward pressure on net interest margin, resulting in a decline of 40 basis points as compared to the same period in 2005. As a result, net interest income decreased $244,000, or 6%, for the first three months of 2006 versus the same period last year. Our continued ability to generate loan growth within our market area partially offset the impact on earnings of a declining net interest margin as our loan portfolio has grown by nearly $36 million in total balances year over year. A particularly encouraging sign as well has been the growth we have experienced in our commercial loan portfolios with commercial real estate loans and commercial and industrial loans up nearly 14% and 23%, respectively, over March 31, 2005.

During February, the Company raised additional capital to support continued asset growth. This was done through the issuance of trust preferred securities. Over 1,500 community banks nationwide have taken advantage of issuing trust preferred securities to strengthen their capital position without issuing new common stock. As of March 31, 2006, the Company's Tier I leverage capital ratio improved to 8.3% from 6.8% as of December 31, 2005.

After much study and discussion with existing and potential customers, your Bank introduced a new branding and marketing campaign. The focus of our new marketing is that while we are staying true to our traditional values, our aspirations and beliefs, we are moving forward with a "new look". We want to inform our customers that Union Trust is a modern, progressive Bank that is capable of handling the wide array of financial requirements people, companies and institutions have in today's world.

This quarter has been a difficult one but we remain committed to our longer term strategic objectives of expanding our commercial business while maintaining a solid presence in residential mortgages. Our financial services have grown strongly in the last few years and continue to represent additional opportunities for growth.

We thank you for your continued support and confidence in the organization.

Peter A. Blyberg
President & Chief Executive Officer

NEWS RELEASE
April 28, 2006
Union Bankshares Reports First Quarter Earnings

Ellsworth, Maine- Union Bankshares Company reports that net earnings for the three months ended March 31, 2006 were $834,000, a decrease of $390,000, or 32%, as compared with net income of $1.2 million for the first quarter of 2005. Earnings per share for the three months ended March 31, 2006 were $0.76, a 31% decrease compared to the same quarter last year. During the first quarter of 2005, earnings were positively impacted by a reduction in the provision for loan losses that resulted in the Company recording a net benefit of $215,000. Excluding the reduction in the provision for loan losses in 2005, earnings per share and net income would have resulted in a decrease of 21% and 22%, respectively, in the first quarter of 2006 compared to 2005.

Results of Operations

Comparing the first quarters of 2006 and 2005, net interest income decreased by $244,000, or 6%. The net interest margin for the three months ended March 31, 2006 decreased to 3.18% from 3.58% for the three month period ended March 31, 2005. The continued compression in the net interest margin can be attributed to higher deposit costs and increases in the cost of borrowings, without a proportional increase in the yields on loans and investments. Yields on interest earning assets for the first three months of 2006 improved 46 basis points over the same period one year ago; however, the cost of interest-bearing liabilities for the quarter ended March 31, 2006 increased 95 basis points from the same period in 2005. Management continues its focus on long-term earnings growth and maintains a disciplined approach to asset generation in the current interest rate environment. As a result, the Bank's loan portfolio grew by $35.6 million, or 11%, from March 31, 2005 to March 31, 2006.

Non-interest income increased by $71,000, or 5%, for the first three months ended March 31, 2006 as compared to the same period in 2005. The increase was due to higher levels of financial services fees, bankcard fees, income from cash surrender value of life insurance and other income. These increases were partially offset by decreases in loan fees and service charges and fees on deposit accounts.

Non-interest expense increased by $274,000, or 7%, for the three months ended March 31, 2006 as compared to the same period in 2005. Salary and employee benefits increased $240,000, or 11%, due to increased staffing levels and an increase in employee benefit costs over the same period in 2005. Other expenses increased $88,000 primarily due to an increase in advertising and promotional costs in connection with the new branding project.

Financial Condition

The Company's total assets were $547.9 million at March 31, 2006, an increase of $32.9 million, or 6%, over March 31, 2005. The increase in total assets is primarily attributable to continued growth in total loans. Total loans increased $35.6 million, or 11%, from one year ago. Investment securities decreased by $6.6 million or 4% compared with the first quarter of 2005, as cash flows from maturing investments were used to fund continued growth in the loan portfolio.

Total deposits increased $27.3 million or 9% from March 31, 2005 to $317.2 million at March 31, 2006. Certificate of deposit balances increased $21.5 million, or 24%, with the majority of this increase in wholesale certificates. Advances from the Federal Home Loan Bank decreased by $1.7 million from the same period last year.

As of March 31, 2006, the Company had total shareholders' equity of $40.4 million, as compared to $40.5 million at March 31, 2005. The Tier 1 leverage capital ratio at March 31, 2006 was 8.3%, which exceeded minimum regulatory requirements for well capitalized institutions.

Forward Looking Statements

This release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

* The strength of the United States economy in general and the strength of the local economies in which we operate;
* Changes in deposit flows, demand for mortgages and other loans, real estate values, and competition;
* Changes in trade, monetary and fiscal policies and laws including interest rate policies of the Federal Reserve Board;
* Changes in accounting principles, policies, or guidelines; and
* Other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contact:

Union Bankshares Company
Peter A. Blyberg, (207) 667-2504 x240
President & Chief Executive Officer
pblyberg@uniontrust.com
or
Timothy R. Maynard, (207) 667-2504 x344
Senior Vice President & Chief Financial Officer
tmaynard@uniontrust.com

UNION BANKSHARES COMPANY
Summary Financial Information
(dollars in thousands except per share data)

Consolidated Balance Sheets (unaudited)
For the period ended March 31,
	2006	2005

Assets
Cash and due from banks	$ 11,061	$ 7,217
Investment securities	148,806	155,448
Loans	363,595	328,012
Less: allowance for loan losses	4,283	4,268
Net loans	359,312	323,744
Premises, furniture and equipment, net	6,412	5,664
Other assets	22,348	22,923

Total assets	$547,939	$514,996

Liabilities
Deposits	$317,202	$289,857
Advances from Federal Home Loan Bank	162,424	164,160
Junior subordinated debt securities	8,248	-
Other borrowed funds	12,991	12,633
Other liabilities	6,647	7,824

Total liabilities	507,512	474,474

Total shareholders' equity	40,427	40,522

Total liabilities and shareholders' equity	$547,939	$514,996

Consolidated Statements of Income (unaudited)
	For 3 Months Ended Mar 31,
	2006	2005

Interest and dividend income	$ 6,934	$ 5,966
Interest expense	3,160	1,948

Net interest income	3,774	4,018

Provision for (recovery of) loan losses	-	(215)

Net interest income after provision	3,774	4,233

Non-interest income	1,378	1,307
Non-interest expense	4,045	3,771

Income before income taxes	1,107	1,769

Income taxes	273	545

Net income	$ 834	$ 1,224

Return on average equity	8.18%	11.87%
Return on average assets	0.62%	0.98%
Efficiency ratio	76.15%	68.92%
Book value per share, period end	$ 37.06	$ 36.30
Earnings per share	$ 0.76	$ 1.10
Dividends per share	$ 0.40	$ 0.40
Weighted average shares	1,096,208	1,116,247